TIDAL TRUST II 485BPOS

Exhibit 99(h)(x)(ii)

SECOND AMENDMENT TO THE

FUTURES TRADING ADVISORY AGREEMENT

between ReSolve Asset Management SEZC (Cayman), and

TIDAL INVESTMENTS LLC

This Second Amendment to the Futures Trading Advisory Agreement (the “Amendment”) is made as of April 4, 2025, by and between by and between ReSolve Asset Management SEZC (Cayman) (the “Trader”) and Tidal Investments LLC (f/k/a Toroso Investments, LLC) (the “Adviser”).

BACKGROUND:

A.	The Adviser and the Trader are parties to a Futures Trading Advisory Agreement dated as of October 2, 2023 (the “Agreement”).

B.	The parties desire to supplement Schedule A to the Agreement with the addition of the following new series:

●	Return Stacked® U.S. Stocks & Gold/Bitcoin ETF

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

d.	PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

Tidal Investments LLC (Adviser)

By:	/s/ Dan Carlson
Name:	Dan Carlson
Title:	Chief of Staff

ReSolve Asset Management SEZC (Cayman) (Trader)

By:	/s/ Mike Philbrick
Name:	Mike Philbrick
Title:	CEO

Amended AND RESTATED

Schedule A

to the

FUTURES TRADING ADVISORY AGREEMENT

between ReSolve Asset Management SEZC (Cayman), and

TIDAL INVESTMENTS LLC

Series of Tidal Trust II	Fee Rate
Return Stacked® Bonds & Managed Futures ETF	0.04% (4 basis points)
Return Stacked® U.S. Stocks & Managed Futures ETF	0.04% (4 basis points)
Return Stacked® Bonds & Futures Yield ETF	0.04% (4 basis points)
Return Stacked® U.S. Equity & Futures Yield ETF	0.04% (4 basis points)
Return Stacked® U.S. Stocks & Gold/Bitcoin ETF	0.04% (4 basis points)

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